                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE



                              HELEN OF TROY LIMITED
                   REPORTS RECORD SALES AND INCREASED EARNINGS
                            FOR 4TH QUARTER/YEAR END


YEAR'S NET INCOME RISES 32% ON 21% INCREASE IN SALES
WITH CONTINUED GROWTH FORECAST FOR CURRENT FISCAL YEAR


EL PASO, TEXAS, MAY 08, 2001 - Helen of Troy, Ltd. (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today reported record sales and increased earnings for the fourth quarter and year ended Feb. 28, 2001.


Net sales climbed 21 percent to a record $361.4 million in fiscal 2001. Net income of $17.3 million was 32 percent higher than the $13.1 million reported in fiscal 2000. Net income per diluted share increased 36 percent to $0.60 compared to $.44 per diluted share in 2000.

Fourth quarter sales increased 18 percent to a record $77.9 million from $66.2 million in the similar period of the prior year. Net income for the quarter was $3.3 million or $.12 per diluted share, compared with a net loss of $6.9 million or $.23 per diluted share for the same period a year earlier, which included approximately $9 million, or $.31 per diluted share in year-end after tax adjustments. Excluding these adjustments, fourth quarter net income last year would have been $2.3 million, or $.08 per diluted share.


Gerald J. Rubin, Chairman, Chief Executive Officer and President, stated, "We are very pleased with the results of our operations for the fourth quarter and year ended Feb. 28, 2001. We have made improvements in virtually all aspects of our business and are pleased to have accomplished those improvements in a market place that is currently experiencing economic difficulties. The business improvements include year-over-year sales growth above 20 percent, improvement in gross margins for the year from 38 percent to 39 percent, as well as reduced selling, general and administrative expenses for the year to 32.7 percent from
34.9 percent for last year.



"Sales increases were 18 and 21 percent respectively, for the fourth quarter and full year ended Feb. 28, 2001. These sales increases were driven primarily by increased sales of personal care products, consumer health and wellness products and international personal care products. The personal care products include Revlon, Vidal Sassoon and Sunbeam hair care appliances as well as the new Sunbeam clipper lines and personal care products from our Professional Division. Health and wellness products include spa and massager products as well as the related product sales of Dr. Scholl's and Tactica International.

"International sales include personal care products sold outside of North America, with our largest presence in the United Kingdom. Sales of brush, comb and accessory products appear to have stabilized this past year and




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we are expecting to see increases in these lines during the coming year. New products introduced at the January 2001 International Housewares Show in Chicago are expected to drive sales this coming year, with emphasis on our unique new Ion hair dryer, our new product offerings in the spa, health and wellness product categories and our existing quiet dryers.

"Based on our most recent performance and the expectation of continued improvements in our business model going forward, we are increasing our sales and earnings projections for the current year. This fiscal year we expect overall sales growth in the 10 to 15 percent range, with earnings per share expected to be in the $.75 to $.85 range, or a 25 to 42 percent increase from this past year. We believe that there may be continuing opportunities for improving gross margins during the year, as well as continued SG&A expense reductions. Operating income last year was 6 percent of sales. This year we believe operating income could increase by as much as 33 percent to 8 percent for the year." Rubin concluded.

Russell Gibson, Senior Vice President and Chief Financial Officer commented, "We are optimistic that fiscal year 2002 will be another strong year for Helen of Troy. The company has a healthy balance sheet, with approximately $28 million in cash and marketable securities. Shareholders' equity is approximately $220 million after the repurchase of 1,342,431 shares of the Company's common stock at a total cost of $8,699,196, or an average price per share of $6.48. The Company's current book value is approximately $7.83 per share. With increasing market share in the markets we serve, a strong cash position and nominal long-term debt, we are in an excellent position to take further advantage of acquisition opportunities, which would provide even stronger growth."

The Company will conduct a teleconference in conjunction with today's release. The teleconference begins at 11 a.m. EDT today, Tuesday, May 08, 2001. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor's Relations page of the Company's website at www.hotus.com or via StreetFusion, at www.streetfusion.com. The event will be archived and available for replay through June 30, 2001.

Helen of Troy Limited is a leading designer, producer and marketer of brand name consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, depilatories and paraffin baths. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under the licensed trade names of Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., the trademark BARBIE(TM), owned by and used under license from Mattel, Inc., and Sunbeam(R) and Oster(R) brands, licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey, Caruso, Karina and DCNL. The Company also markets hair and beauty care products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series, Wigo and Ecstasy trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended February 29, 2000.


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HELEN OF TROY LIMITED COMPARATIVE INCOME STATEMENT ANALYSIS (IN THOUSANDS,
EXCEPT SHARES AND EARNING PER SHARE)


                                                 FOR THE THREE MONTHS ENDED            FOR THE YEAR ENDED
                                                 02/28/01         02/29/00          02/28/01        02/29/00
                                               ------------    ------------       ------------    ------------

Net Sales                                      $     77,948    $     66,203       $    361,398    $    299,513

Cost of Sales                                        46,224          41,971(1)         220,530         185,685
                                               ------------    ------------       ------------    ------------

Gross profit                                         31,724          24,232            140,868         113,828


Selling, general and administrative expenses         28,023          33,880(2)         118,306         104,409
                                               ------------    ------------       ------------    ------------

Operating Income/(loss)                               3,701          (9,648)            22,562           9,419

Other income/(expenses):

                  Interest Expense                     (985)         (1,027)            (3,989)         (3,530)
                  Interest Income                       127             231                931             987
                  Other Income, Net                   1,009             123              1,386           6,221
                                               ------------    ------------       ------------    ------------

Earnings/(loss) before income taxes                   3,852         (10,321)            20,890          13,097

Income tax expense/(benefit)                            540          (3,468)             3,558             (14)

Net earnings/(loss)                            $      3,312    $     (6,853)      $     17,332    $     13,111
                                               ============    ============       ============    ============

Net earnings/(loss) per share                  $        .12    $       (.23)      $        .60    $        .44

Weighted average shares
used in computation                              28,370,000      29,485,000         28,729,000      29,885,000



(1) Includes $2,781,000 primarily related to discontinuation of non-core products

(2) Includes $10,601,000 primarily related to discontinuation of non-core products



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SELECTED CONSOLIDATED
BALANCE SHEET INFORMATION



                                              AS OF:             AS OF:
                                             02/28/01           02/29/00
                                           ------------       ------------

Cash and Reserves                          $ 25,937,000       $ 34,265,000

Short Term Market Investments                 1,956,000            994,000

Accounts receivable                          64,310,000         52,916,000
Inventory                                   118,544,000         96,959,000

Total current assets                        220,381,000        194,023,000
Total assets                                337,319,000        304,252,000

Total current liabilities                    62,572,000         39,628,000
Total long term liabilities                  55,000,000         55,000,000


Stockholders' equity                       $219,747,000       $209,624,000



                                      ####

2001